Exhibit 99.1

AiXin Life International, Inc. Receives OTCQX Deficiency Notice

Chengdu, People’s Republic of China, April 24, 2023 – AiXin Life International, Inc. (the “Company”) today announced that on April 18, 2023, it received notice from the Issuer Compliance Department of the OTC Markets Group stating that the Company was not in compliance with the OTCX Requirements for Continued Qualification as per Section 3.1(l)(1)(A) of the OTCQX Rules for U. S. Companies as a result of its failure to file its Annual Report on Form 10-K for the year ended December 31, 2022. The Company has until May 18, 2023, to cure the deficiency or the Company will be removed from the OTCQX. The Company anticipates filing its Report on Form 10-K for the year ended December 31, 2022, no later than the deadline of May 18, 2023.

Forward Looking Statements

Statements contained in this release that are not historical facts may be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, among other things, the Company’s expectations relating to the filing of the Form 10-K and the financial information to be included therein. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise, except as required by applicable law or regulation.

About the Company

Aixin Life International, Inc., based in Chengdu, PRC, is focused on providing health and wellness products to the growing middle class in China. The Company develops, manufactures, markets and sells premium-quality healthcare, nutritional products and wellness supplements, including herbs and greens, traditional Chinese remedies, functional products, such as weight management tools, probiotics, foods and drinks. The Company’s marketing approach emphasizes proactively approaching customers such as by hosting marketing events for clients, which we believe is ideally suited to marketing the products we offer because sales of healthcare, nutritional products and supplements are strengthened by ongoing personal contact and support, coaching and education among the Company and our clients towards how to achieve a healthy and active lifestyle.

Contact

Yao-Te Wang

Director

86 313 6732526